Exhibit 10.2

DEL MONTE CORPORATION

EXECUTIVE SEVERANCE PLAN

Effective January 1, 2006; Amended July 24, 2008 and July 23, 2009

DEL MONTE CORPORATION

EXECUTIVE SEVERANCE PLAN

Effective January 1, 2006; Amended July 24, 2008 and July 23, 2009

i

ARTICLE 6
Claims Procedures		13

6.1	Resolution of Claim Generally	13
6.2	Disposition of Claim	13
6.3	Appeals	13
6.4	Decision Final	13

ARTICLE 7
Miscellaneous		14

7.1	Unsecured General Creditor	14
7.2	FICA and Other Taxes	14
7.3	Nonassignability	14
7.4	Not a Contract of Employment	14
7.5	Furnishing Information	14
7.6	Governing Law	14
7.7	Notice	15
7.8	Successors	15
7.9	Validity	15
ERISA Information		16

ii

DEL MONTE CORPORATION

EXECUTIVE SEVERANCE PLAN

Del Monte Corporation

Executive Severance Plan

Effective January 1, 2006; Amended July 24, 2008 and July 23, 2009

Purpose

The purpose of this Plan is to provide fair treatment for terminated executives consistent with the values and culture of Del Monte Corporation, provide financial support for executives seeking new employment, recognize executive’s years of service and contributions to the Corporation, and to avoid or mitigate the Corporation’s potential exposure to litigation. This Plan fully supersedes any and all prior policies, agreements, letters or understandings with respect to severance pay for executives, other than any executive employment agreement between an executive and the Corporation in effect as of the effective date of this Plan and recognized by the Corporation as such.

ARTICLE 1

Definitions

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“AIP Bonus” shall mean any cash award in respect of a Plan Year under the Company’s Annual Incentive Plan (known as the “AIP”).

1.2	“Base Salary” shall mean, with respect to an Executive, an amount equal to the Executive’s rate of pay for the pay period in effect on the Severance Date, excluding amounts for overtime, bonuses, or allowances.

1.3	“Cause” shall mean an Executive’s Termination of Employment upon the occurrence of any of the following: (A) a material breach by Executive of the terms of the Corporation’s policies and/or the Standards of Business Conduct; (B) any act of theft, misappropriation, embezzlement, intentional fraud or similar conduct by Executive involving the Corporation or any affiliate; (C) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving an act of dishonesty, moral turpitude, deceit or fraud by Executive; (D) any damage of a material nature to the business or property of the Corporation or any affiliate caused by Executive’s willful or grossly negligent conduct; or (E) Executive’s failure to act in accordance with any specific lawful instructions given to Executive in connection with the performance of Executive’s duties for the Corporation or any affiliate.

1.4	“Committee” shall mean the Compensation Committee of the Board of Directors of Del Monte Foods Company.

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EXECUTIVE SEVERANCE PLAN

1.5	“Change of Control” shall mean an event determined to be a Change of Control as defined in the Del Monte Foods Company 2002 Stock Incentive Plan, or any successor stock incentive plan, as amended from time to time.

1.6	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

1.7	“Company” shall mean Del Monte Foods Company, a Delaware corporation, and any successor thereto.

1.8	“Corporation” shall mean the Del Monte Corporation, a Delaware corporation, and any successor thereto. Unless otherwise specified or required by the context of the Plan, references to the Corporation shall include the Company and any affiliate.

1.9	“Executive” shall mean any employee of the Corporation who is an officer of the Company and/or the Corporation with a job title of Vice President or above.

1.10	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

1.11	“Participant” shall mean any individual (a) who is an Executive, (b) whose employment is terminated involuntarily by the Corporation, (c) who is eligible under Article 2; and (d) who signs and does not revoke the General Release and Severance Agreement in accordance with the terms of the Plan.

1.12	“Plan” shall mean the “Del Monte Corporation Executive Severance Plan”, as amended from time to time.

1.13	“Plan Year” shall mean the period of each calendar year commencing January 1 and ending the following December 31.

1.14	“Retirement,” “Retire,” “Retires, or “Retired” shall mean a Termination of Employment with the Executive having attained age 55 and at least 10 years of service, where years of service means each completed 12-month period of uninterrupted service with the Corporation, but including periods of approved leave of absence, up to the Executive’s Termination of Employment.

1.15	“Stock Plan” shall mean the Del Monte Foods Company 2002 Stock Incentive Plan, or any successor thereto, as amended from time to time.

1.16	“Termination Benefit” shall mean the benefits set forth in Article 3.

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EXECUTIVE SEVERANCE PLAN

1.17	“Termination of Employment” shall mean the severing of full-time employment with the Corporation and all affiliates, voluntarily or involuntarily. Notwithstanding the foregoing:

(a) An Executive shall not be treated as having incurred a Termination of Employment while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive’s right to reemployment with the Corporation is provided either by statute or by contract. If the period of leave exceeds six months and the right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(b) Whether an Executive has incurred a Termination of Employment shall be determined based on all relevant facts and circumstances. In situations in which the individual continues to be carried on the payroll but perform only nominal services, or ceases to be an employee but continues to provide substantial services in another capacity, such as pursuant to a consulting agreement, the determination of whether a Termination of Employment has occurred shall be determined in accordance with Treasury Regulations Section 1.409A-1(h)(1)(ii), or any successor thereto.

1.18	“Severance Date” shall mean the last day of an Executive’s active employment with the Corporation.

DEL MONTE CORPORATION

EXECUTIVE SEVERANCE PLAN

ARTICLE 2

Selection/Enrollment/Eligibility

2.1	General Eligibility. Each employee who is an Executive who does not have an executive employment agreement with the Corporation or any of its affiliates that provides for severance compensation upon a Termination of Employment and who has a Termination of Employment on or after January 1, 2006 that is not:

(a) a resignation, quit or voluntary Retirement;

(b) a Termination of Employment for Cause;

(c) on account of the Executive’s death;

(d) on account of the Executive’s Disability or after the Executive qualifies under a plan of group long term disability benefits of the Corporation or any of its affiliates;

(e) on account of the Executive’s refusal or non-acceptance of an offer by the Corporation for a transfer, assignment or change in job position that requires a relocation of 50 miles or less from the Executive’s current work location; provided that the Executive must provide written notice to the Corporation of his or her refusal or non-acceptance to such job change within 90 days after the notice has been made by the Corporation or the Executive will be deemed to have accepted such relocation and not be eligible for benefits under this Plan;

(f) a direct result of the sale or other divestiture of the work unit, division or segment of the Corporation’s business that Executive works in or is responsible for if Executive is offered continued employment with the purchaser or acquirer, including their affiliates, except as may otherwise specifically be provided in any written sale, divestiture or other agreement; or

(g) the triggering event for any other written severance pay agreement, plan or policy, unless the provisions of this Plan are explicitly waived by Executive.

2.2	Qualification Requirements. As a condition to receiving severance benefits under this Plan, each eligible Executive shall:

(a) complete, execute and return to the Corporation a general release and severance agreement which shall include certain restrictive covenants regarding the use of proprietary or confidential information, solicitation of employees and customers and interference with business relationships, in a form furnished by the Corporation and within the deadlines provided.

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EXECUTIVE SEVERANCE PLAN

(b) return to the Corporation all property of the Corporation in the Executive’s possession, custody or control, including keys, credit cards, identification cards, laptop computers, Personal Digital Assistants (PDAs), car and mobile telephones, pagers, parking stickers, correspondence, notes, memoranda, reports, manuals, notebooks, drawings, sketches, blueprints, formulae, prototypes, models, computer disks, computer printouts, information stored electronically on computers, and the trade secrets and other Confidential Information of the Company. Executive shall not make any copies, nor retain any originals or copies of such property.

2.3	Ineligibility. The following individuals are not eligible for benefits under the Plan:

(a) consultants and independent contractors, including executive level consultants and non-employee directors of the Corporation and/or the Company;

(b) leased employees, temporary employees or other individuals;

(c) individuals who might otherwise be eligible but are designated in writing by the Committee as ineligible.

2.4	Change of Participating Employer. If an eligible Executive moves from one affiliate of the Corporation to another during a Plan Year, no termination of employment will occur for purposes of this Plan.

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EXECUTIVE SEVERANCE PLAN

ARTICLE 3

Termination Benefits

3.1	Salary-Based Severance.

(a) Before Change of Control. If a Participant’s Termination of Employment occurs before a Change of Control, a Participant shall receive a lump sum amount equal to a multiple of the Executive’s Base Salary and target Annual Incentive Plan (AIP) bonus for the year in which the Termination of Employment occurs, based on job level1, in accordance with the following table:

Tier	Position	Multiple of Base Salary and Target Bonus – Basic
I	CEO	2.0 Times
II	EVP; SVP; COO; CFO	1.5 Times
III	Other VP	1 Time

(b) Change of Control Severance. If a Participant’s Termination of Employment occurs within two (2) years of the date that a Change on Control occurs, a Participant shall receive a lump sum amount equal to a multiple of the Executive’s Base Salary and target Annual Incentive Plan (AIP) bonus for the year in which the Termination of Employment occurs, based on job level, in accordance with the following table:

Tier	Position	Multiple of Base Salary and Target Bonus – Change of Control
I	CEO	2.99 Times
II	EVP; SVP; COO; CFO	2.0 Times
III	Other VP	1.5 Times
1 CEO = Chief Executive Officer; EVP = Executive Vice President; SVP = Senior Vice President; CFO = Chief Financial Officer; COO = Chief Operating Officer; VP = Vice President.

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EXECUTIVE SEVERANCE PLAN

3.2	Benefit Continuation.

(a) Continuation Period. If a Participant’s Termination of Employment occurs before a Change of Control, a Participant shall continue in the Corporation’s health and welfare benefits (other than disability) until the earlier of (i) the termination of the Period of Severance, as set forth in the table below, or (ii) such time as Executive is covered by comparable programs of a subsequent employer. If a Participant’s Termination of Employment occurs within two (2) years of the date of a Change of Control, the Period of Severance is extended to 18 months for all Participants.

Tier	Position	Period of Severance
I	CEO	18 Months
II	EVP; SVP; COO; CFO	18 Months
III	Other VP	12 Months

(b) Payroll Practices. Upon a Participant’s Severance Date, the Participant will be paid for any earned, but unpaid salary, accrued but unused vacation and floating holiday time, and unreimbursed expenses under Corporation policies. After a Severance Date, a Participant is no longer eligible for any vacation or other paid time off, leaves of absence or any other payroll practice or policy.

3.3	Bonus and Equity Compensation Amounts.

(a) AIP Bonus. Following the end of the Corporation’s fiscal year in which a Participant’s Termination of Employment occurs, the Participant will be paid an AIP bonus, prorated for the Participant’s actual employment period during the fiscal year and subject to adjustment for performance, including reduction to zero, on the same basis as similarly situated participants in the AIP. In no event shall the payment exceed 100% of the Participant’s target pro-rata AIP Bonus award. Payment will be made in a lump sum which will be paid within two and one-half (2-1/2) months of the end of such fiscal year, except as may be delayed in accordance with Code Section 409A and the AIP.

(b) Equity Compensation. For any outstanding awards of stock options, SARs or restricted stock under the Stock Plan, a Participant shall be vested pro-rata in each

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EXECUTIVE SEVERANCE PLAN

award based on the period of active employment during the vesting period established at the grant or otherwise in accordance with the Company’s pro-rata policy at the date of termination of employment. The Participant shall have the lesser of (i) ninety (90) days from the date of termination of employment or (ii) the expiration date of the option or SAR, or other time specified in the stock option or SAR agreement, to exercise the option or SAR. For Performance Share, Stock Bonus and other Performance Awards under the Stock Plan, a Participant shall be entitled to receive such Award at the time it would otherwise be payable, with the amount pro-rated in accordance with the Company’s pro-rata policy at the Severance Date. If a Participant’s Termination of Employment occurs within two (2) years after a Change of Control, 100% vesting will replace pro-rata vesting.

3.4	Outplacement Services. Upon Termination of Employment without Cause, if elected, the Company shall provide Participant with executive-level outplacement services at the Company’s expense, provided by an organization solely of the Company’s choosing. Participant shall not be eligible for pay in lieu of outplacement services.

3.5	Change of Control Payments.

(a) Gross-Up Payment. If upon a Participant’s Termination of Employment within two (2) years after a Change of Control, the Committee determines that the Salary-Based Severance paid to a Participant under Section 3.1(b) (the “Payment”) is an “excess parachute payment” within the meaning of Code Section 280G and would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Corporation shall pay Executive an additional cash payment (the “Gross-up Payment”) in an amount such that after payment by Executive of all taxes, including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, Executive shall retain an amount equal to the Excise Tax imposed upon the Payment and the Gross-Up Payment; provided that, such Gross-Up Payment shall only be paid if the original Payment exceeds the Code Section 280G excess parachute payment criterion by five percent (5%) or more. The Gross-Up Payment shall be subject to and paid net of any applicable withholding. The amount of any Gross-Up Payment or Excise Tax shall be reasonably determined by the Corporation in its sole discretion, after consultation with its legal and tax advisors.

Notwithstanding the foregoing, with respect to any Participant who became or becomes an Executive on or after September 25, 2008 (unless the Participant was a party to an employment agreement with the Company or Corporation in effect on September 25, 2008 that provided for a gross-up payment with respect to the Excise Tax), (i) no Gross-up Payment shall be made to the Participant under the Plan, and (ii) if the Committee determines that the Payment would be subject to the Excise Tax, then the Payment either (x) shall be reduced to an amount that would result in no portion of the Payment being subject to the Excise Tax or (y) shall be paid in full. The amount paid pursuant to the

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EXECUTIVE SEVERANCE PLAN

foregoing sentence shall be whichever amount, after taking into account all applicable taxes, including, without limitation, any income taxes, employment taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount. The application of this paragraph shall be reasonably determined by the Corporation in its sole discretion, after consultation with its legal and tax advisors.

(b) Attorneys’ Fees. Executive shall be entitled to reimbursement by the Corporation of all reasonable legal fees incurred by Executive in connection with any enforcement of the Change Of Control severance provisions of this Plan, subject to the Corporation’s standard substantiation requirements for expense reimbursements.

3.6

Timing of Payments. Except as otherwise provided in this Plan, any payment to be made under this Plan shall be made by a date that is no later than the later of (a) the 15th day of the third month following the Executive’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (b) the 15th day of the third month following the end of the Corporation’s first taxable fiscal year in which the amount is no longer subject to a substantial risk of forfeiture, and otherwise complying with the “short term deferral” exception from deferred compensation under Treasury Regulations §1.409A-1(b)(4).

DEL MONTE CORPORATION

EXECUTIVE SEVERANCE PLAN

ARTICLE 4

Termination, Amendment or Modification

4.1	Termination. The Committee reserves the right to terminate the Plan at any time. Upon the termination of the Plan, a Participant’s Benefits shall be paid out if the Participant had experienced a qualifying Termination of Employment prior to the date of Plan termination pursuant to the terms hereof without regard to the termination.

4.2	Amendment. The Committee may, at any time, amend or modify the Plan in whole or in part. The Committee may reduce any Benefit unilaterally or eliminate any benefit of all eligible Executive or Participant after the services creating the right to severance have been performed by the Executive; provided, however, that no amendment or modification shall be effective to decrease a Participant’s Salary-Based Severance once the Executive has signed (and not revoked) the severance agreement and general release under Section 2.2(a).

DEL MONTE CORPORATION

EXECUTIVE SEVERANCE PLAN

ARTICLE 5

Administration

5.1	Committee Duties. This Plan shall be administered by the Committee. The Committee shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

5.2	Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to the Corporation.

5.3	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

5.4	Indemnity of Committee. The Company and Corporation shall jointly and severally indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members.

5.5	Corporation Information. To enable the Committee to perform its functions, the Corporation shall supply full and timely information to the Committee on all matters relating to the compensation of Participants, the date and circumstances of the Termination of Employment of Participants, and such other pertinent information as the Committee may reasonably require. The Corporation shall make any involuntary Termination of Employment and shall determine the character of any Termination of Employment, which shall be binding on the Committee in the administration of this Plan.

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EXECUTIVE SEVERANCE PLAN

ARTICLE 6

Claims Procedures

6.1	Resolution of Claim Generally. All decisions by the Corporation regarding an Executive’s selection for separation from employment and all decisions by the Plan Administrator regarding eligibility for coverage and benefits hereunder shall be final and conclusive. Benefits under the Plan shall be paid only if the Plan Administrator determines in its sole discretion that an Executive is entitled to benefits. Prior to an Executive executing the general release and severance agreement referred to in Section 2.2(a), all disputes concerning the calculation of the amount of benefits provided under the Plan shall have been resolved in accordance with this Article. Generally, eligible Executives do not need to make a claim for benefits under the Plan to receive Plan benefits (other than completing the general release and severance agreement). However, if an Executive believes he or she is entitled to Plan benefits, or to greater benefits than are paid under the Plan, the Executive may file a written claim for benefits with the Plan Administrator. If an Executive signs and does not revoke the general release and severance agreement, the Executive cannot file a claim with respect to an additional severance benefit. If an Executive files a claim with respect to a severance benefit and if, upon resolution of that claim, the Executive is entitled to any severance benefit, the Executive will be given a reasonable time in which to sign a general release and severance agreement.

6.2	Disposition of Claim. The Committee shall furnish written notice of disposition of a claim to the claimant within sixty (60) days after the claimant has filed application therefore. In the event that the Committee denies such claim, it shall specifically set forth in writing the reasons for the denial, cite the pertinent provisions of the Plan, and, where appropriate, a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary and an explanation of the claim review procedure.

6.3	Appeals. Any claimant who has been denied a benefit shall be entitled, upon request to the Committee, to appeal the denial of his claim. The claimant must provide a written statement of his position to the Committee not later than sixty (60) days after receipt of the notification of denial of claim as set forth in Section 6.2. The Committee, within sixty (60) days after receipt of an appeal notice, shall communicate to the claimant its decision in writing, citing the reasons for its decision, with specific references to pertinent Plan provisions on which the decision is based. Any claims for benefits under this Plan brought in a court of law must be filed in such court before the earlier of ninety (90) days after any appeal pursuant to this Section 6.3 or one (1) year from the date the claim arose.

6.4	Decision Final. The Committee’s determination of benefits due under the Plan shall be accorded deference and its decision shall be final and binding upon all parties.

DEL MONTE CORPORATION

EXECUTIVE SEVERANCE PLAN

ARTICLE 7

Miscellaneous

7.1	Unsecured General Creditor. Participants and their heirs, successors and assigns shall have no legal or equitable right, interest or claim in any property or assets of the Corporation. Any and all of the Corporation’s assets shall be, and remain, the general, unpledged and unrestricted assets of the Corporation. The Corporation’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future with respect to the Participants.

7.2	FICA and Other Taxes. The Corporation shall withhold an amount equal to the federal, state and local income taxes and other amounts required by law to be withheld with respect to any amounts paid or benefits received under this Plan.

7.3	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

7.4	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Corporation and the Executive. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give an Executive the right to be retained in the service of the Corporation either as an employee or a director, or to interfere with the right of the Corporation to discipline or discharge the Participant at any time.

7.5	Furnishing Information. A Participant will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.

7.6	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the laws of the State of California.

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EXECUTIVE SEVERANCE PLAN

7.7	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to:

Chair, Compensation Committee of the Board of Directors of

c/o Del Monte Foods Company

Office of General Counsel

One Market @ The Landmark

P.O. Box 193575

San Francisco, CA 94119-3575

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

7.8	Successors. The provisions of this Plan shall bind and inure to the benefit of the Corporation and its successors and assigns and the Participant, and his or her permitted successors and assigns.

7.9	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

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EXECUTIVE SEVERANCE PLAN

ERISA Information.

All benefits hereunder are unfunded and paid out of the general assets of the Company.

Plan Information

Name of Plan:	Del Monte Corporation Executive Severance Plan

Plan Number:	511

Plan Sponsor:	Del Monte Corporation One Market @ The Landmark P.O. Box 193575 San Francisco, California 94119-3575 (415) 247-3000 EIN: 75-3064217

Plan Administrator:	Compensation Committee of the Board of Directors of Del Monte Foods Company c/o Del Monte Foods Company One Market @ The Landmark P.O. Box 193575 San Francisco, California 94119-3575 (415) 247-3000

Agent for Service of Legal Process	Corporate Secretary Del Monte Corporation One Market @ The Landmark P.O. Box 193575 San Francisco, California 94119-3575

Statement of ERISA Rights.

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits.

Examine, without charge, at the Plan Administrator’s office and at other locations, such as worksites and union halls, all Plan documents, including insurance contracts, collective

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EXECUTIVE SEVERANCE PLAN

bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan, including, as applicable, insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of your benefit Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

No one, including your employer, your union, or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights.

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal a denial, all within certain time schedules.

Under ERISA there are steps you can take to enforce the above rights. For instance if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in federal court. In such case, the court may require the Plan Administrator to provide the materials requested and to pay you up to $110 a day until you receive the materials, unless the materials are not sent because of reasons a beyond the control of the Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in state or federal court, after you have used and exhausted the Plan’s claims procedures. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal Court.

If it should happen that Plan fiduciaries misuse the Plan’s money, or you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are unsuccessful, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

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EXECUTIVE SEVERANCE PLAN

Assistance with Your Questions.

If you have a question about your Plan, you should contact the Plan Administrator. If you have an questions about this statement or your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

DEL MONTE CORPORATION

EXECUTIVE SEVERANCE PLAN

IN WITNESS WHEREOF, and implementing the approval of the Compensation Committee of the Company made December 14, 2005, effective January 1, 2006, the Corporation has executed this Plan and Summary Plan Description document, as amended, as of July 23, 2009.

DEL MONTE CORPORATION, a Delaware corporation

By:	/s/ Richard W. Muto
Its:	Senior Vice President & Chief Human Resources Officer